Exhibit 99.1

           Allegheny Technologies Enters Long-Term Sourcing Agreement

    PITTSBURGH--(BUSINESS WIRE)--Jan. 22, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced today that it has signed a long-term sourcing agreement with GE Aviation, an operating unit of General Electric Company (NYSE: GE), for the supply of premium titanium, nickel-based superalloy, and vacuum-melted specialty alloy products for commercial and military jet engine applications. The agreement covers products sold to GE Aviation's suppliers by ATI Allvac, an operating company of Allegheny Technologies. The total revenue of this agreement plus ATI Allvac's direct sales to GE Aviation for the period 2007 through 2011 may exceed $2 billion.

    "As a key supplier, we are pleased to be making a longer term agreement with GE Aviation during this unprecedented aerospace cycle," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "ATI has consistently invested in technological innovation, new products, and improvement in quality and customer support systems. Our strategic growth initiatives in titanium products and nickel-based superalloys better enable us to support our aerospace jet engine and airframe customers."

    "ATI Allvac is truly a GE preferred supplier," said Michael
Chanatry, General Manager, Global Sourcing Department, GE Aviation. "ATI Allvac is recognized for excellence in delivery and product quality through aviation business cycles."

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Actual results may differ materially from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.4 billion during the most recent four quarters ending September 30, 2006. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004